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EXHIBIT (a)(1)(D)

        Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of

Advanced Medical Optics, Inc.

at

$22.00 Net Per Share

by

Rainforest Acquisition Inc.
a wholly-owned subsidiary of

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

January 27, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Rainforest Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "AMO Common Stock"), and the associated preferred stock purchase rights issued in connection with the Rights Agreement, dated June 24, 2002, by and between Advanced Medical Optics, Inc., a Delaware corporation ("AMO"), and Mellon Investor Services, LLC (together with the AMO Common Stock, the "Shares"), of AMO, at a price of $22.00 per Share, net to the seller in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the offer to purchase, dated January 27, 2009 (as it may be amended or supplemented, the "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer") enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

  1.
  The Offer to Purchase, dated January 27, 2009.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such Certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary") on or prior to the

    Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

  4.
  The letter to stockholders of AMO from James V. Mazzo, Chairman and Chief Executive Officer of AMO, accompanied by AMO's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

  5.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in the Letter of Transmittal).

  7.
  A return envelope addressed to Computershare Trust Company, N.A. as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as described below), and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the issuance of a merger control clearance pursuant to Council Regulation (EC) No. 139/2004 of the Council of the European Union. The term "Minimum Condition" is defined in Section 14—"Conditions of the Offer" of the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then owned by Abbott or the Purchaser, represents at least a majority of the outstanding voting securities of AMO (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase. The Offer is not conditioned upon Abbott or the Purchaser obtaining financing.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 11, 2009 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott, the Purchaser and AMO. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into AMO (the "Merger") with AMO continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

        The board of directors of AMO has unanimously (1) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of AMO and the stockholders of AMO, (2) approved and declared advisable the Merger Agreement and the Support Agreements (as described in the Offer to Purchase) and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Offer and the Merger, and (3) recommended that the stockholders of AMO accept the Offer and tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt the Merger Agreement and approve the Merger.

        In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) Certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering

Shares" of the Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary, the Information Agent and Morgan Stanley & Co. Incorporated (the "Dealer Manager")) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager.

                      Very truly yours,

                      Georgeson Inc.

        Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of the Purchaser, Abbott, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  EXHIBIT (a)(1)(D)